UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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SURMODICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SURMODICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of SurModics, Inc. will be held on February 6, 2012, at 4:00 p.m. (Minneapolis time), at the Company’s headquarters located at 9924 West 74th Street, Eden Prairie, Minnesota 55344. Shareholders will be asked to:

1. Elect four (4) Class I directors;

2. Set the number of directors at ten (10);

3. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2012;

4. Approve, in a non-binding advisory vote, the Company’s executive compensation; and

5. Consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on December 9, 2011, are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

Your vote is important. We ask that you follow the instructions on the Proxy to vote your shares by telephone or the internet. Prompt voting will save the Company the expense of further requests.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Buhrmaster

Chairman of the Board

Eden Prairie, Minnesota

December 28, 2011

SURMODICS, INC.

Annual Meeting of Shareholders

February 6, 2012

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to shareholders of SurModics, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on February 6, 2012 (the “Annual Meeting”), at the location and for the purposes set forth in the notice of meeting, and at any adjournment or postponement of the meeting.

The mailing address of the principal executive office of the Company is 9924 West 74th Street, Eden Prairie, Minnesota 55344. The Company expects that the notice regarding the availability of this Proxy Statement, the related Proxy and notice of meeting will first be mailed to shareholders on or about December 28, 2011.

Solicitation of Proxies

The Company will pay all solicitation expenses in connection with this proxy statement and related proxy soliciting material of the Board, including the preparation and assembly of the proxies and soliciting material. In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax or by our directors, officers and regular employees who will not be additionally compensated for any such services.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-routine” items. Please note that if you intend to vote your street name shares in person at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

Revocation of a Proxy

Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, or by submitting a subsequent Proxy by internet or mail. Personal attendance at the meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to an officer before the revoked or superseded Proxy is used at the meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders by means of the ballot provided on the Proxy for that purpose.

Requesting Paper Copies and Voting by Mail

Pursuant to Securities and Exchange Commission (the “SEC”) rules related to the availability of proxy materials, we have chosen to make our proxy statement and related materials, including our annual report to shareholders, available online and, as permitted by the rules, we will only provide paper copies of these materials upon request. To request a paper copy of the proxy materials free of charge, including our annual report to shareholders, please follow the instructions contained in the notice regarding the availability of proxy materials mailed to you. To vote by mail, you must request paper copies of the proxy materials as instructed above, mark your selections on the Proxy mailed to you, date and sign your name exactly as it appears on your proxy card, and mail the Proxy in the accompanying postage-paid envelope.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed December 9, 2011, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 9, 2011, 17,527,547 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights. If a shareholder votes, the shares will be counted as part of the quorum.

Vote Required

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors. Accordingly, the four nominees for director receiving the highest vote totals will be elected as directors of the Company. The vote to approve our executive compensation is advisory and not binding on our Board of Directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes “For” Proposal 4 exceeds the number of votes “Against” Proposal 4.

The affirmative vote of the holders of the greater of (1) a majority of the shares of our common stock present in person or by proxy entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposals presented in this Proxy Statement. A shareholder who abstains with respect to the election of directors and the advisory vote on executive compensation will not have any effect on the outcome of these proposals. A shareholder who abstains with respect to any proposal other than the election of directors and the advisory vote on executive compensation will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote on a proposal) is not deemed to be present for the purpose of determining whether a proposal has been approved.

Custodians cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1, the election of directors, Proposal 2, board size, and Proposal 4 related to executive compensation. Because custodians require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their custodians with voting instructions. On the other hand, Proposal 3, ratification of the appointment of our independent registered public accounting firm, is a “routine” matter for which your custodian does not need your voting instruction in order to vote your shares.

For vote requirement purposes for Proposals 1, 2, and 4, broker non-votes are considered to be shares present by proxy at the Annual Meeting but are not considered to be shares “entitled to vote” or “votes cast” on such items at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 9, 2011. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned		Percent of Class(1)
Starboard Value and Opportunity Fund LTD	2,088,760	(2)	11.9%
599 Lexington Avenue, 19th Floor
New York, NY 10022
Blackrock Inc.	1,444,779	(3)	8.2%
40 East 52nd Street
New York, NY 10022
Royce & Associates, LLC	936,500	(4)	5.3%
745 Fifth Avenue
New York, NY 10151

(1)	In accordance with the requirements of the Securities and Exchange Commission, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 9, 2011, or within sixty days of such date.

(2)	Based on an amended Schedule 13D filed on April 5, 2011 by Starboard Value and Opportunity Fund Ltd (“Starboard V&O Fund”); Starboard Value LP (“Starboard Value LP”); Starboard Value GP LLC (“Starboard Value GP”); Starboard Principal Co LP (“Principal Co”); Starboard Principal CO GP LLC (“Principal GP”); Jeffrey C. Smith; Mark Mitchell; and Peter Feld. According to the amended Schedule 13D, Starboard V&O Fund beneficially owned 1,566,567 shares; Starboard Value LP has 522,193 shares held in its accounts and, as the investment manager of Starboard V&O Fund, may be deemed the beneficial owner of the 1,566,567 shares owned by Starboard V&O Fund; Starboard Value GP as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 1,566,567 shares owned by Starboard V&O Fund and (ii) 522,193 shares held in the accounts of Starboard Value LP; Principal Co as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 1,566,567 shares owned by Starboard V&O Fund and (ii) 522,193 shares held in the accounts of Starboard Value LP; Principal GP as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 1,566,567 shares owned by Starboard V&O Fund and (ii) 522,193 shares held in the accounts of Starboard Value LP; and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 1,566,567 shares owned by Starboard V&O Fund and (ii) 522,193 shares held in the accounts of Starboard Value LP.

(3)	Based on an amended Schedule 13G filed on February 8, 2011.

(4)	Based on a Schedule 13G filed on February 3, 2011.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of common stock beneficially owned as of December 9, 2011, by each executive officer of the Company named in the Summary Compensation Table, by each current director of the Company and by all directors and executive officers (including the named executive officers) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner or Identity of Group	Current Holdings		Acquirable within 60 days	Aggregate Number of Common Shares Beneficially Owned	Percent of Class(1)
Charles W. Olson	13,771	(2)	90,713	104,484	*
Gerald B. Fischer	10,950	(3)	46,632	57,582	*
Jose H. Bedoya	0		46,632	46,632	*
John W. Benson	3,600		43,032	46,632	*
Arthur J. Tipton, Ph.D.	17,317		25,703	43,020	*
Bryan K. Phillips	7,326		49,661	56,987	*
Gary R. Maharaj	21,533		17,141	38,674	*
Philip D. Ankeny	34,158		0	34,158	*
Robert C. Buhrmaster	2,625	(4)	24,757	27,382	*
Susan E. Knight	500		24,757	25,257	*
Mary K. Brainerd	0		15,798	15,798	*
Timothy J. Arens	0		11,128	11,128	*
Scott R. Ward	0		4,225	4,225	*
David R. Dantzker, M.D.	500		3,132	3,632	*
Jeffrey C. Smith	0		3,132	3,132	*
Eugence C. Rusch	0		0	0	*
All executive officers and directors as a group (17 persons)	116,280		418,330	534,610	3.05%

*	Less than 1%

(1)	See footnote (1) to preceding table.

(2)	Includes 800 shares held in an IRA and 380 shares held by Mr. Olson’s minor children, over which Mr. Olson has sole voting and investment power.

(3)	Includes 8,950 shares held in an IRA and 2,000 shares held jointly with Mr. Fischer’s wife, over which Mr. Fischer has shared voting and investment power.

(4)	Shares held in family limited partnership, over which Mr. Buhrmaster has shared voting and investment power.

ELECTION OF DIRECTORS

(Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined annually by the shareholders. The Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at ten (10). The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, or as nearly as possible. Only directors who are members of Class I will be elected at the Annual Meeting. Each Class I director will be elected to a three-year term and, therefore, will hold office until the Company’s 2015 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her resignation or removal from office. The terms of Class II and III directors continue until the 2013 and 2014 annual meetings, respectively.

The Corporate Governance and Nominating Committee has recommended, and the Board of Directors selected, José H. Bedoya, David R. Dantzker, M.D., Gary R. Maharaj, and Scott R. Ward as the Board’s nominees for election as Class I directors. Each of these nominees has indicated a willingness to serve as a director if elected and has consented to be named in the proxy statement. Following the retirements of Kenneth H. Keller, Ph.D., and John A. Meslow in February 2011, the Board reassigned Mr. Maharaj to Class I. Brief biographical profiles of Messrs. Bedoya, Dantzker, Maharaj and Ward are provided below. The Proxy will be voted for each of such nominees unless the Proxy withholds a vote for one or more nominees. If, prior to the meeting, it should become known that any of the nominees other than Dr. Dantzker will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. If Dr. Dantzker is unable to serve, a replacement nominee will be selected as provided for in the Settlement Agreement (discussed below). The Board of Directors has no reason to believe that any nominee will be unable to serve.

Director Nomination and Election Arrangements

On January 5, 2011, we entered into an agreement (the “Settlement Agreement”) with a shareholder of ours, Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively with affiliates and other related parties, “Ramius”), pursuant to which the Company agreed to certain arrangements with respect to the composition of our board and certain of its committees, including the appointment of Dr. Dantzker and Mr. Smith to the Board, the nomination of Dr. Dantzker for election at the Annual Meeting, and that four directors will be up for election at the Annual Meeting. For a copy of the Settlement Agreement, and a description of its terms, please see Exhibit 10.1 of the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission (“SEC”) on January 5, 2011.

Based on an amended Schedule 13D filed with the SEC on April 5, 2011, Starboard Value LP (“Starboard”) and certain other reporting persons reported certain changes in the ownership of the shares owned by Ramius which occurred as a result of a spin-off of Ramius’ Value and Opportunity business into a stand-alone and independent business managed by Starboard.

The following information is provided with respect to each of the Board’s director nominees as well as each director whose term continues after the Annual Meeting:

Name	Age	Position with Company
Robert C. Buhrmaster	64	Chairman
José H. Bedoya (2)(3)	55	Director
John W. Benson (1)(3)	67	Director
Mary K. Brainerd (1)(2)	57	Director
David R. Dantzker, M.D. (2)(3)	68	Director
Gerald B. Fischer (2)(3)	68	Director
Susan E. Knight (2)(3)	57	Director
Jeffrey C. Smith (1)	39	Director
Scott R. Ward(1)(3)	52	Director
Gary R. Maharaj	48	Director, President and Chief Executive Officer

(1)	Member of the Organization and Compensation Committee, of which Mr. Benson is the Chair.

(2)	Member of the Audit Committee, of which Mr. Fischer is the Chair.

(3)	Member of the Corporate Governance and Nominating Committee, of which Mr. Bedoya is the Chair.

Robert C. Buhrmaster (Class III) has been a director of the Company since 2008. Mr. Buhrmaster has been a private investor since 2004. Prior to that, he served as the President and Chief Executive Officer of Jostens, Inc., from 1994 to 2004 and as Chairman from 1998 to 2004. Prior to joining Jostens, Mr. Buhrmaster spent 18 years at Corning, Inc., serving in various roles, including senior vice president and general manager of several businesses, corporate controller and director of strategic planning. Mr. Buhrmaster is also a director of The Toro Company.

Mr. Buhrmaster brings to the board business leadership, corporate strategy and operating expertise. He also serves on the board of another public company. As our chairman, Mr. Buhrmaster draws on his management and boardroom experiences to foster active discussion and collaboration among the independent directors on the board, and to serve as an effective liaison with management.

José H. Bedoya (Class I) has been a director of the Company since 2002. Mr. Bedoya is President and Chief Executive Officer of Otologics, LLC, a Colorado-based technology company he founded in 1996 to develop implantable devices to assist the severely hearing-impaired. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

Mr. Bedoya brings to the board significant business, operational and management experience in the medical device, medical instruments and related industries. Additionally, his experience brings executive decision making, analytical and strategic planning skills gained as a chief executive. Mr. Bedoya serves as the chairman of our Corporate Governance and Nominating Committee.

John W. Benson (Class II) has been a director of the Company since 2003. Mr. Benson retired from 3M Company in February 2003 where he served in various capacities for 35 years. Prior to his retirement, he served as Executive Vice President, Health Care Markets. Mr. Benson previously served on the Board of Regents at St. Olaf College.

As a former senior executive at 3M, Mr. Benson brings to the board extensive strategic planning and management skills from a large, diversified technology and consumer products company. His extensive knowledge of corporate leadership, governance and the healthcare industry gained at 3M make Mr. Benson a valued director. Mr. Benson serves as the chairman of our Organization and Compensation Committee.

Mary K. Brainerd (Class II) has been a director of the Company since 2009. Ms. Brainerd is President and Chief Executive Officer of HealthPartners, Inc., a family of non-profit Minnesota health care organizations headquartered in Minneapolis, Minnesota. She has been with HealthPartners since 1992 and has served as President and Chief Executive Officer since 2002. Prior to joining HealthPartners, Ms. Brainerd held senior level positions with Blue Cross and Blue Shield of Minnesota. Ms. Brainerd also serves on the boards of Minnesota Life/Securian, The St. Paul Foundation, Greater MSP, Alliance of Community Health Plans, and the Federal Reserve Bank of Minneapolis.

As the President and Chief Executive officer of HealthPartners, Inc., Ms. Brainerd brings significant business, operational and executive management expertise to the board. Her extensive experience within the healthcare industry permits her to contribute valuable strategic management and organizational development insight to the Company.

David Dantzker, M.D. (Class I) has been a director of the Company since January 2011. Dr. Dantzker has been a Partner at Wheatley Partners L.P., a venture capital fund, since January 2001. He manages Wheatley’s Life Science and Healthcare investments. From 1997 to 2000, Dr. Dantzker was President of North Shore-LIJ Health System, a large academic health care system. He also co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. He is a former Chair of the American Board of Internal Medicine, the largest physician-certifying board in the United States. Dr. Dantzker served on the board of directors of Datascope Corp. from January 2008 until its sale in January 2009. Dr. Dantzker holds a B.A. in Biology from New York University, and received his M.D. from the State University of New York at Buffalo School of Medicine. Dr. Dantzker sits on the boards of directors of several Wheatley MedTech portfolio companies including Oligomerix, Comprehensive Neurosciences, NovaRay Medical, Inc. and Visionsense, Ltd., a private high-end medical technology company. Dr. Dantzker has also served on the faculty and in leadership positions of four major research-oriented medical schools, has authored or co-authored 130 research papers and five textbooks and is an internationally recognized expert in the area of pulmonary medicine and critical care.

His extensive management experience in a variety of roles, and board and board committee leadership experience, as well as his extensive knowledge of the medical industry, enable Dr. Dantzker to provide the Company with valuable financial and executive insights.

Gerald B. Fischer (Class II) has been a director of the Company since 2002. Mr. Fischer is President Emeritus, and Vice President, Senior Philanthropy Advisor of the University of Minnesota Foundation, a foundation dedicated to advancing the mission of the University of Minnesota, and served as its President and Chief Executive Officer from 1990 through August 2008. From 1985 to 1989, Mr. Fischer was with First Bank System, now U.S. Bancorp, serving as Executive Vice President, Chief Financial Officer and Treasurer. Previous to that, he spent 18 years in various finance positions at Ford Motor Company and its affiliates.

Mr. Fischer brings many years of leadership, strategic planning and governance experience to the board. His financial expertise, experience in the oversight of risk management and perspectives on financial markets provides valuable insight to the Company. Mr. Fischer serves as the chair of our Audit Committee and qualifies as an “audit committee financial expert” as defined by SEC rules.

Susan E. Knight (Class III) has been a director of the Company since 2008. Since 2001, Ms. Knight has served as Vice President and Chief Financial Officer of MTS Systems Corporation, a leading global supplier of test systems and industrial position sensors. Prior to her position with MTS Systems, from 1977 to 2001, Ms. Knight served in various executive and management positions with Honeywell Inc., last serving as the Chief Financial Officer of the global Home and Building Controls division. Ms. Knight also serves on the board of the Greater Metropolitan Housing Corporation. Ms. Knight also served on the board of Plato Learning, Inc., from 2006 to 2010, where she served on the Audit Committee, including as Chair from 2009 to 2010, and on the Governance and Nominating and a Special Committee from 2009 to 2010.

As the Chief Financial Officer of MTS Systems Corporation, Ms. Knight brings significant audit, financial reporting, corporate finance and risk management experience to the board. She has extensive understanding of the board’s role and responsibilities based on her prior service on the board of another public company. Ms. Knight qualifies as an “audit committee financial expert” as defined by SEC rules.

Gary R. Maharaj (Class I) has served as a director and our President and Chief Executive Officer since December 2010. Prior to joining SurModics, Mr. Maharaj served as President and Chief Executive Officer of Arizant Inc., a provider of patient temperature management systems in hospital operating rooms, from 2006 to 2010. Previously, Mr. Maharaj served in several senior level management positions for Augustine Medical, Inc. (predecessor to Arizant Inc.) from 1996 to 2006, including Vice President of Marketing, and Vice President of Research and Development. During his 24 years in the medical device industry, Mr. Maharaj has also served in various management and research positions for the orthopedic implant and rehabilitation divisions of Smith & Nephew, PLC. Mr. Maharaj holds an M.B.A. from the University of Minnesota’s Carlson School of Management, an M.S. in biomedical engineering from the University of Texas at Arlington and the University of Texas Southwestern Medical Center at Dallas, and a B.Sc. in Physics from the University of the West Indies. Mr. Maharaj holds over 20 patents, all in the medical device field.

Mr. Maharaj brings to the board strong experience in the medical technology industry, as well as leadership, strategic planning, and operating experience gained as a chief executive officer of a medical technology company.

Jeffrey C. Smith (Class III) has been a director of the Company since January 2011. Mr. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard. Prior to founding Starboard, Mr. Smith was a Partner Managing Director of Ramius LLC, a subsidiary of Cowen Group, Inc. (“Cowen”), and the Chief Investment Officer of Ramius Value and Opportunity Master Fund Ltd. Mr. Smith was also a member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius LLC in January 1998, he served as Vice President of Strategic Development for The Fresh Juice Company, Inc. Mr. Smith serves on the Board of Directors of Regis Corporation. He has also served as the Chairman of the Board of Phoenix Technologies Ltd., a provider of core systems software products, services and embedded technologies, from November 2009 until its sale in November 2010. He also served as a director of Actel Corporation, a provider of power management solutions, from March 2009 until its sale in October 2010. Mr. Smith is a former member of the board of directors of S1 Corporation, Kensey Nash Corporation, The Fresh Juice Company, Inc., and Jotter Technologies, Inc., an internet infomediary company.

As the Chief Executive Officer and Chief Investment Officer of Starboard, Mr. Smith has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation. Mr. Smith’s extensive experience in a variety of industries together with his management experience in a variety of roles enable him to provide the Board with valuable financial and executive insights.

Scott R. Ward (Class I) has been a director of the Company since 2010. Mr. Ward is President of Raymond Holdings, a firm founded in 2011, with activities in venture capital, strategy and transactional advisory services. He has over 30 years of experience in the healthcare industry, including 15 years as an operating business leader. From 1981 until 2010, he served in a variety of positions at Medtronic, Inc., most recently as Senior Vice President and President of the CardioVascular business where he was responsible for all worldwide operations of the CardioVascular business including the Coronary, Peripheral, Endovascular, Structural Heart Disease (SHD) and Revascularization and Surgical Therapies (RST) businesses. Previously, Mr. Ward served as Senior Vice President and President of Medtronic Neurological and Diabetes, with responsibility for the global Neurological, Neurologic Technologies, Diabetes, Gastroenterology and Urology businesses; Vice President and General Manager of the Medtronic Drug Delivery Business; and Director of Medtronic NeuroVentures. Mr. Ward is Chairman of the Board of MAP Pharmaceuticals, Inc. He received his Bachelor’s Degree in Genetics and Cell Biology in 1981, and his Masters Degree in Toxicology in 1983, both from the University of Minnesota.

As a former senior executive at Medtronic, Inc., Mr. Ward brings to the board leadership, strategic planning, mergers and acquisitions and operating experience from a large, diversified medical technology company. He also serves on the board of another public company.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the Board’s nominees and to set the Board at ten directors.

DIRECTOR COMPENSATION DURING FISCAL 2011

The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2011. Compensation for Gary R. Maharaj, our President and Chief Executive Officer, is set forth below under the heading “Executive Compensation and Other Information.”

Name	Fees Earned or Paid in Cash(1)	Option Awards (2)(3)	Total
Robert C. Buhrmaster	$100,000	$60,000	$160,000
José H. Bedoya	$61,000	$60,000	$121,000
John W. Benson	$65,000	$60,000	$125,000
Mary K. Brainerd	$50,000	$60,000	$110,000
David R. Dantzker, M.D.	$37,000	$60,000	$97,000
Gerald B. Fischer	$66,000	$60,000	$126,000
Kenneth H. Keller, Ph.D.	$24,667	$60,000	$84,667
Susan E. Knight	$50,000	$60,000	$110,000
John A. Meslow	$23,667	$60,000	$83,667
Jeffrey C. Smith	$35,000	$60,000	$95,000
Scott R. Ward	$55,000	$10,000	$65,000

(1)	Represents the amount of annual retainer, committee retainer and fees earned by or paid to directors in fiscal 2011 for Board and committee service. A description of the compensation arrangements provided to our non-employee directors is provided below.

(2)	Reflects the aggregate grant date fair value dollar amount of awards granted in fiscal 2011 computed in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718), but excludes any impact of assumed forfeiture rates.

(3)	As of September 30, 2011, the aggregate number of stock options held by each of our non-employee directors was 364,361, and was held as follows: Mr. Bedoya, 66,528; Mr. Benson, 62,928; Ms. Brainerd, 34,861; Mr. Buhrmaster, 44,028; Dr. Dantzker, 12,528; Mr. Fischer, 66,528; Ms. Knight, 44,028; Mr. Smith, 12,528; and Mr. Ward, 16,904.

Summary of Director Compensation

The Company’s Board Compensation Policy provides compensation to our directors for their service on the Board in the form of annual retainers, fees for meeting attendance, and stock options. In addition, all directors are reimbursed for their reasonable travel-related expenses incurred in attending board and committee meetings. During fiscal 2011, each non-employee director (other than the Chairman) received $20,000 as an annual retainer and $2,000 for each Board meeting attended. In recognition of the additional responsibilities of each of the committee chairs, additional retainers are paid to each non-employee director serving in any such capacity. In this regard, the chair of the Audit Committee received an additional retainer of $10,000; the chair of the Organization and Compensation Committee received an additional retainer of $7,000; and the chair of the Corporate Governance and Nominating Committee received an additional retainer of $5,000. The Chairman received an annual retainer of $100,000, but was not paid additional fees to attend Board or committee meetings. Each committee member received $1,000 for each committee meeting attended. In connection with the additional responsibilities associated with serving on the CEO Search Committee (discussed below), each of the directors serving on the committee was paid a meeting fee of $1,000 for each committee meeting attended. Likewise, in connection with the additional responsibilities associated with serving on the Pharma Special Committee (discussed below), each of the directors serving on that committee was paid an additional retainer of $1,000 per quarter.

With respect to stock options, each director non-employee is granted a stock option to purchase shares of the Company’s common stock with a value of $60,000 (as estimated using the black-scholes option pricing model as of the date of the grant) upon his or her first election or appointment to the Board of Directors. Additionally, at the Board’s first regularly scheduled meeting during each fiscal year, each non-employee director is granted a stock option with a value of $60,000. The value of the first annual option grant following a director’s election or appointment to the Board will be pro-rated based on such director’s length of service on the Board during the preceding 12-month period. All stock options granted to non-employee directors will have a term of 7 years and will become exercisable in increments of twenty-five percent (25%) per year beginning on the first anniversary of the date of grant.

The Board of Directors established equity ownership guidelines for all non-employee directors in 2007. Under these guidelines, all non-employee directors are encouraged to own shares of common stock equal in value to at least five times each director’s annual cash retainer. For purposes of these guidelines, “stock ownership” is defined to include shares of common stock directly owned by the non-employee director, but excludes unexercised stock options. Each director is expected to satisfy his or her obligation related to equity ownership within five years of the later of approval of the guidelines or joining the Board.

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the SurModics Code of Ethics and Business Conduct (the “Code of Conduct”), which applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines (the “Guidelines”). The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Guidelines on our web site at www.surmodics.com under the caption Investors/Corporate Governance.

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, considers risks generally when reviewing the Company’s strategic plan, financial results, business development activities, legal and regulatory matters. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

•

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee periodically discusses policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s independent registered public accounting firm.

•	The Organization and Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s compensation policies and practices.

Each year, the Organization and Compensation Committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, and the interaction of compensation plans with the Company’s financial performance and strategy. Based on this review, the Organization and Compensation Committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Since 2005, the roles of Chairman of the Board and CEO have been held by separate persons. Currently, Robert C. Buhrmaster, one of our independent directors, serves as the Board’s Chairman, a position he has held since February 2009. Gary R. Maharaj has served as our President and Chief Executive Officer since December 27, 2010. Generally, the Chairman is responsible for advising the CEO, assisting in long-term strategic planning, and presiding over meetings of the Board, and the CEO is responsible for leading the organization’s day-to-day performance. While we do not have a written policy with respect to separation of the roles of Chairman of the Board and CEO, the Board believes that the existing leadership structure, with the separation of these roles, provides several important advantages, including: enhancing the accountability of the CEO to the Board; strengthening the Board’s independence from management; assisting the Board in reaching consensus on particular strategies and policies; and in facilitating robust director, Board, and CEO evaluation processes.

The Board of Directors has determined that this leadership structure is appropriate given the specific characteristics and circumstances of the Company because it strengthens the Board’s role in fulfilling its risk oversight and general oversight responsibilities and its fiduciary duties to our stockholders. Furthermore, our current leadership structure recognizes the depth of experience of Mr. Buhrmaster, and the need for a leader among independent non-employee directors.

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written policy for transactions with related persons, as defined in Item 404 of SEC Regulation S-K, which sets forth our policies and procedures for the review, approval or ratification of transactions with related persons which are subject to the policy. Our policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following persons to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of any such holder.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•

if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•

if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether to ratify the transaction, or whether rescission of the transaction is appropriate and feasible.

Equity Ownership Guidelines for Executive Officers

In 2007, our Board of Directors approved equity ownership guidelines for all of our executive officers. Under these guidelines, (a) our Chief Executive Officer is encouraged to own Company common stock equal in value to at least five times his annual base salary, (b) executive officers at the Senior Vice President level are encouraged to own Company common stock equal in value to at least three times their annual base salary, and (c) executive officers at the Vice President level are encouraged to own Company common stock equal in value to at least two times their annual base salary. For purposes of these guidelines, “stock ownership” is defined to include shares of common stock directly owned by the officer, but excludes (i) unexercised stock options, (ii) stock with restrictions that have not lapsed, and (iii) performance shares that have not vested. Each officer is expected to satisfy his or her obligation related to equity ownership within five years of the later of approval of the guidelines or his or her appointment to the relevant position.

Majority of Independent Directors; Committees of Independent Directors

Our Board of Directors has determined that Mss. Brainerd and Knight, and Messrs. Bedoya, Benson, Buhrmaster, Dantzker, Fischer, Smith and Ward, constituting a majority of the Board of Directors, are independent directors in accordance with rules of The NASDAQ Stock Market since none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Maharaj is not considered independent under the applicable rules of The Nasdaq Stock Market since he serves as an executive officer of the Company.

Other Independence Determinations.    In addition to the NASDAQ standard for director independence, the Board also considers the potential impact that certain arrangements could have on the independent judgment of our directors. In this regard, the Board reviews and discusses additional information provided by the directors and the company with regard to arrangements or transactions involving our directors, or entities with which they have a relationship. Based on the foregoing, as required by NASDAQ rules, the Board made a subjective determination that, because of the nature of the director’s relationship with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, would impair the director’s independence. The Board’s independence determinations included reviewing the following:

Since January 2008, the Company had contracted with HealthPartners, Inc. (“HealthParnters”), a nonprofit corporation of which Ms. Brainerd serves as the President and Chief Executive Officer, to provide group health insurance to employees of the Company and their dependents. For each year since January 2008, payments made by the Company to HealthPartners constituted less than 1% of that entity’s annual revenue. Furthermore, the contract with HealthPartners was reviewed and approved annually by the Audit Committee pursuant to the Company’s related person transaction policy (described above). Prior to the end of our fiscal 2011, however, the Company determined that it would not renew its group health insurance contract with HealthPartners, which contract will expire on December 31, 2011.

Each member of the Company’s Audit Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The NASDAQ Stock Market.

Committee and Board Meetings

The Company’s Board of Directors has four standing committees: the Audit Committee, the Organization and Compensation Committee, the Corporate Governance and Nominating Committee and the Business Development Committee. Following Mr. Barclay’s resignation in June 2010, the Board established a special committee (the “CEO Search Committee”) consisting of José H. Bedoya (who served as chair), John W. Benson, and Gerald B. Fischer, to oversee the search for a permanent Chief Executive Officer. The CEO Search

Committee met regularly in consultation with an executive search firm retained by the Board to discuss and review potential CEO candidates until Mr. Maharaj’s hiring in December 2010. Additionally, in connection with the Company’s process to explore strategic alternatives for our Pharmaceuticals business, the Board established a special committee (the “Pharma Special Committee”) consisting of Jeffrey C. Smith (who served as chair), David R. Dantzker, M.D., Susan E. Knight, and John W. Benson, to review and recommend to the full Board an appropriate course of action regarding such matters. The Pharma Special Committee met regularly following its establishment until the Company’s announcement on November 1, 2011, that it had entered into a definitive agreement to sell substantially all of the assets of the Pharmaceuticals business to Evonik Degussa Corporation (“Evonik”).

During fiscal 2011, the Board of Directors held twelve meetings and the standing committees had the number of meetings noted below. Each incumbent director attended (in person or by telephone) 75% or more of the total number of meetings of the Board and of the committee(s) of which he or she was a member in fiscal year 2011. Each of the standing committees of the Board of Directors is governed by a charter, except the Business Development Committee. The Audit Committee Charter, the Organization and Compensation Committee Charter and the Corporate Governance and Nominating Committee Charter are publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance.

Audit Committee

The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, oversight of the Company’s related person transaction policy, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Audit Committee held six meetings during fiscal 2011.

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee also has a pre-approval policy which requires that unless a particular service to be performed by the Company’s independent auditors has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Organization and Compensation Committee

The Organization and Compensation Committee is responsible for matters relating to executive compensation, key employee compensation programs, director compensation, corporate culture programs, organizational planning and personnel changes at the executive level. The Organization and Compensation Committee held five meetings during fiscal 2011.

Under the terms of its charter, the Organization and Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Committee. Since 2008, the Committee has retained an independent compensation consultant to advise it on matters related to executive and director compensation. A description of the Committee’s use of the independent compensation consultant is set forth in “Compensation Discussion and Analysis — Establishing Executive Compensation; Independent Compensation Consultant.”

Corporate Governance and Nominating Committee; Procedures and Policy

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board and its committees in their annual performance review process. The Corporate Governance and Nominating Committee held four meetings during fiscal 2011.

The Corporate Governance and Nominating Committee will consider candidates recommended from a variety of sources, including nominees recommended by the Board, management, shareholders, and others. Moreover, while we do not have a formal diversity policy, to ensure that the Board benefits from diverse perspectives, the Committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. Four of the Board’s directors are diverse — two women, and two individuals with diverse ethnic backgrounds. Moreover, our directors have diverse business and professional backgrounds, including experience in academic administration, public company, and private company settings. In general, the Corporate Governance and Nominating Committee considers the following factors and qualifications:

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	age, legal and regulatory requirements;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder wishing to recommend a candidate for our Board of Directors should send their recommendation in writing to the address specified under “Procedures for Shareholder Communications to Directors” below.

A shareholder who wishes to nominate one or more directors must provide a written nomination to the Corporate Secretary at the address set forth below. Notice of a nomination must include:

with respect to the shareholder:

•	name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

•	name, age, business address and residence address;

•	current principal occupation;

•	five-year employment history with employer names and a description of the employer’s business;

•	the number of shares beneficially owned by the nominee;

•	whether such nominee can read and understand basic financial statements; and

•	membership on other boards of directors, if any.

The nomination must be accompanied by a written consent of the nominee to stand for election and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the qualifications of the nominee. Such nomination must be submitted to the Corporate Secretary no later than 90 days prior to the first anniversary of mailing of this proxy statement.

The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.

It is also a policy of the Board that each director be required to retire from the Board effective at the conclusion of the annual meeting following his or her seventy-second birthday, unless special circumstances exist as determined by the Board. The Board believes, however, that any such exceptions should be rare. It is also the policy of the Board that every director should notify the Chairman of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation.

Procedures for Shareholder Communications to Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary

Attention: Board of Directors

SurModics, Inc.

9924 West 74th Street

Eden Prairie, MN 55344-3523

Director Attendance Policy

Directors’ attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are expected to attend annual meetings of shareholders. Except for Dr. Keller whose term as a director of the Company expired at the meeting, all of the Company’s directors attended the last annual meeting of shareholders, which was held on February 7, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Organization and Compensation Committee, or the Committee, reviews and approves our executive compensation programs. The following discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to our executive officers during fiscal 2011, including our named executive officers. Our named executive officers are determined in accordance with SEC rules. For fiscal year 2011, our named executive officers included Gary R. Maharaj, Timothy J. Arens, Charles W. Olson, Bryan K. Phillips, Arthur J. Tipton, Ph.D. (our former Senior Vice President and General Manager, Pharmaceuticals), Philip D. Ankeny (our former Senior Vice President and Chief Financial Officer), and Eugene C. Rusch (our former Vice President of Manufacturing).

On June 1, 2010, Bruce J Barclay resigned as the Company’s President and Chief Executive Officer, and Philip D. Ankeny was appointed as the Company’s Chief Executive Officer on an interim basis. Mr. Ankeny served in that capacity until December 27, 2010, at which time Gary R. Maharaj’s appointment as the Company’s President and Chief Executive Officer became effective. In connection with the strategic realignment announced by the Company in August 2011, Mr. Ankeny’s employment with the Company ended, and the Company appointed Timothy J. Arens as its Vice President of Finance and interim Chief Financial Officer.

In December 2010, we announced that the Board of Directors of the Company had authorized the Company to explore strategic alternatives for our Pharmaceuticals business, including a potential sale of that business. On November 1, 2011, we entered into a definitive agreement to sell substantially all of the assets of our wholly-owned subsidiary, SurModics Pharmaceuticals, Inc. to Evonik. We closed the sale (the “Pharma Sale”) on November 17, 2011. We believe that the sale of the Pharma assets allows us to focus our full resources to advancing our core Medical Device and In Vitro Diagnostics businesses, and is an important milestone towards achieving our goal of returning SurModics to sustainable, long-term profitability. Following the Pharma Sale, on November 30, 2011, Dr. Tipton’s employment with the Company ended coinciding with the start of his employment with Evonik.

Compensation Philosophy and Objectives

Our compensation philosophy is performance-based, and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. Our executive compensation programs are designed to:

•	attract, retain and motivate experienced and well-qualified executive officers who will enhance the Company’s operating and financial performance;

•	provide an overall compensation opportunity that rewards individual and corporate performance for achieving Company objectives that, if achieved, have the potential to enhance shareholder value; and

•	encourage executive stock ownership and link a meaningful portion of compensation to the value of SurModics common stock.

Consistent with this philosophy, the Committee seeks to provide our executive officers with a total compensation opportunity, including cash and equity elements, at levels competitive with those provided by comparable companies. As noted above, a significant portion of each of our named executive officer’s compensation is incentive-based compensation. With respect to our CEO, incentive-based compensation constituted 67% of his target compensation for fiscal 2011. With respect to all of our other named executive officers, as a group, incentive-based compensation constituted 54% of target compensation for fiscal 2011.

For fiscal 2011 and other prior fiscal years, payouts under our incentive plans reflect our compensation philosophy and objectives. Despite many significant developments that occurred during the year, including the Pharma Sale and various changes in our organization as noted above, the Company exceeded the financial guidance provided to investors at the outset of fiscal 2011. As a result of this performance and as further discussed below, the Company’s annual incentive plan paid out at 138.6% of targeted amounts. However, no incentive payments were made under the Company’s annual incentive plans for either fiscal 2009 or 2010, respectively, because the minimum levels for the relevant corporate objectives were not achieved in those years. Similarly, because the Company did not achieve the performance objectives associated with the three-year performance periods that ended with fiscal 2011 and 2010, respectively, none of the performance shares granted as part of long-term incentive compensation vested for such performance periods.

Establishing Executive Compensation

The Committee evaluates our executive compensation programs annually and considers a number of factors when determining the compensation for the Company’s executive officers. In particular, the Committee considers individual performance, the executive’s experience and qualifications, the scope of the executive’s responsibilities and ability to influence our performance, and the executive’s current and historical compensation levels. The Committee also reviews the recommendations of our Chief Executive Officer concerning each officer’s individual performance. Additionally, to assist it in its review of executive compensation, the Committee has retained an independent compensation consultant and makes use of comparative market data.

Independent Compensation Consultant.    The Committee has retained Mr. David A. Ness since 2008 as its independent compensation consultant to assist with executive and director compensation matters. Mr. Ness has over 35 years of experience designing and administering executive and director compensation programs, most recently as Corporate Vice President of Global Rewards and HR Operations for Medtronic, Inc. Mr. Ness reports directly to the Committee, and as necessary communicates directly with the Committee without management present. Mr. Ness attended all regularly-scheduled meetings of the Committee in fiscal 2011, and participated in executive sessions as requested. Mr. Ness’ services for the Company are limited to providing advice or recommendations on executive and director compensation matters.

During 2011, the scope of services provided by Mr. Ness included assistance regarding the design of our short- and long-term incentive programs for our executive officers, review of management prepared total compensation analyses, review and analysis of executive compensation market data, assessment of outside director compensation, consultation regarding proxy statement preparation and other executive compensation services as requested by the Committee.

Comparative Market Data.    The Committee considers comparative market survey data as a method of assessing the competitiveness of the Company’s executive compensation programs. For fiscal 2011, the Committee considered market survey data from four nationally recognized published surveys in the life sciences, medical technology and general industry segments in connection with setting base salary, and short- and long-term incentive compensation. These surveys included the Radford, Executive Compensation Survey; Top Five Data Services, Executive Pay in the Medical Device Industry; Culpepper Executive Compensation; and ORC SIRS Executive Compensation Survey. In utilizing these surveys, the Committee focused on those companies that were comparable to the Company; generally those companies in the medical device or pharmaceuticals markets with up to $100 million in revenue and 250 or fewer employees. The survey data was reviewed, supplemented, and modified, as appropriate, by Mr. Ness, and used to determine a composite market data point (i.e., the 50th percentile) for each component (i.e. base salary, cash incentive compensation, equity compensation and total compensation) of each executive officer position.

Role of Executive Officers.    Our executive officers have no role in recommending or setting their own compensation. Our Chief Executive Officer makes recommendations for compensation for his direct reports (including base salary, target incentive levels, and actual incentive payouts), and provides input on their performance. He also provides input regarding financial and operating goals and metrics. Our Chief Financial Officer certifies to the Committee that financial performance goals have, or have not, been met relative to our annual incentive plan and performance-based equity grants. The Committee considers, discusses, modifies as appropriate, and takes action on the management recommendations that are presented for review.

Elements of Executive Compensation

The principal elements of our executive compensation programs for fiscal 2011 consisted of annual cash compensation and long-term incentive compensation, and are generally shown in the diagram below. We also provide indirect compensation in the form of health and welfare benefits.

• Base wage.

• Provides a minimum, fixed level of cash
compensation

• Annual cash incentive award based on
corporate performance.

• Motivates achievement of annual business
operating plan goals

• Further aligns the interest of executives with
those of shareholders.

• Longer term incentive compensation based
on corporate performance.

• Underscores our “pay-for-performance”
philosophy.

Annual Cash Compensation

Annual cash compensation includes base salary and compensation available under our annual incentive plan. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that year or shortly thereafter.

Base Salary.     Base salaries for our named executive officers are reviewed annually by the Committee prior to the start of each new fiscal year. The Committee considers adjustments to better align an executive’s base salary with comparative market base salaries, to provide merit-based increases based upon individual or company performance, or to account for changes in roles and responsibilities.

Cash Incentive Compensation.     Cash incentive compensation for all of our employees, including our named executive officers, was provided through a cash-based annual incentive plan. The annual incentive plan is designed to motivate our employees, including our executive officers, to achieve both short-term operational and longer-term strategic goals that, if achieved, would have the potential to significantly enhance shareholder value.

Target Incentive Opportunity.     The Committee reviews and approves the target incentive opportunity for each of our executive officers each year in September. For fiscal 2011, the Committee established a target incentive opportunity of 50% of base salary for our Chief Executive Officer, and 30% of base salary for all other executive officers. Payouts, if any, under the annual incentive plan could range between 50% (at threshold) and 150% (at maximum) of the target incentive opportunity based upon the Company’s actual performance against the corporate and business objectives described below.

Fiscal Year 2011 Performance Objectives.     Performance under the annual incentive plan was determined based upon the achievement of corporate financial objectives (constituting 75% of the total incentive opportunity) and business objectives (constituting the remaining 25% of the total incentive opportunity). The Committee set the specific corporate financial and business objectives based on the Company’s annual operating plan as approved by the Board of Directors.

The corporate financial objectives for fiscal 2011 were specified levels of non-GAAP revenue and non-GAAP earnings per share (disclosed in the table below under “Actual Performance”), each weighted equally and, therefore, constituting 37.5% of each executive’s total incentive opportunity. The Committee determined that use of these non-GAAP measures was appropriate because they provide meaningful insight into our operating performance and take into consideration the Company’s accounting for revenue associated with certain customer agreements as well as the potential for certain event-specific charges. For all of our executive officers, including our Chief Executive Officer, payouts associated with the corporate financial objectives could range between 50% (at threshold) and 150% (at maximum) of the target opportunity based upon the actual performance against each measure. No payout would be available under the plan unless at least the threshold level of non-GAAP earnings per share was achieved.

The business objectives for fiscal 2011 generally related to both financial and non-financial measures and were the same for all of our employees, including our named executive officers. The Committee approved eight separate objectives which were as follows: (1) secure at least five new development agreements with customers of the Company’s Pharmaceuticals business; (2) secure at least one customer feasibility agreement utilizing our medical device drug delivery technology; (3) secure commitments from at least one significant customer for the utilization of our hydrophilic coating technologies; (4) achieve feasibility, regulatory and technical requirements associated with our next generation hydrophilic coating platform; (5) launch at least two new or enhanced in vitro diagnostics products; (6) complete the transfer and consolidation of the Company’s BioFX manufacturing operations into our facilities in Minnesota; (7) achieve revenue goals for product sales in accordance with the Company’s fiscal 2011 operating plan; and (8) develop and present to our Board of Directors a plan for significant new product opportunities. The Committee considers these objectives to be difficult to achieve, but attainable. For all of our executive officers, including our Chief Executive Officer, payouts associated with the business objectives could range between 50% (for achievement of 3 objectives) and 150% (for achievement of all 8 objectives) of the target incentive opportunity based upon the actual number of objectives achieved. The payout levels corresponding to the number of business objectives that could be achieved were follows:

No. of Objectives Achieved	<3	3	4	5	6	7	8
Payout	0%	50%	75%	100%	117%	133%	150%

Actual Performance.    Following the conclusion of our fiscal year 2011, the Committee reviewed and approved the Company’s performance against the corporate financial objectives and business objectives as follows:

Performance Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Performance	Weighted Achievement (% of Target)
Non-GAAP Earning Per Share	37.50%	-$0.15	$0.01	$0.17	$0.32	56.25%
Non-GAAP Revenue	37.50%	$55.0 M	$63.1 M	$70.7 M	$67.8 M	49.10%
Business Objectives	25.00%	3	5	8	7	33.25%

Overall Achievement Percentage:						138.60%

Once the actual performance of each of the corporate financial objectives was established, the achievement percentage associated with these objectives was determined by interpolating actual performance within the performance range. As noted above, the achievement percentage associated with the business objectives was based upon the actual number of objectives achieved. The achievement percentages for both the corporate financial objectives and the business objectives were then weighted based on the plan weightings and summed to arrive at an overall achievement percentage for the incentive plan. Actual payouts were determined by multiplying the executive officer’s eligible earnings by his target incentive opportunity, and then by the overall achievement percentage for the plan. Using this methodology, the overall achievement percentage for fiscal 2011 under the plan was 138.6%. The following table summarizes the compensation earned by our named executive officers under the plan:

Name	Target Opportunity (as % of base salary)	Payout Range (as % of base salary)		Target Payout	Actual Amount Earned
		Minimum	Maximum
Gary R. Maharaj (1)	50%	25%	75%	$212,500	$224,323
Timothy J. Arens	30%	15%	45%	$47,370	$65,650
Charles W. Olson	30%	15%	45%	$69,540	$96,362
Bryan K. Phillips	30%	15%	45%	$65,460	$90,719
Arthur J. Tipton, Ph.D.	30%	15%	45%	$86,100	$119,335
Philip D. Ankeny (2)	30%	15%	45%	$80,046	n/a
Eugene Rusch (3)	30%	15%	45%	$69,000	n/a

(1)	Mr. Maharaj was hired as the Company’s President and Chief Executive Officer effective December 27, 2010. The compensation earned by him under the Company’s annual incentive plan was prorated based on his length of service during fiscal 2011.

(2)	Mr. Ankeny’s employment with the Company ended on August 31, 2011. Pursuant to the Company’s annual incentive plan, individuals are required to remain employed through the time that the incentive compensation is paid which occurs following the Committee’s approval of the Company’s performance under the plan. As a result, no amount is shown for Mr. Ankeny. In connection with the end of his employment, Mr. Ankeny was provided with severance benefits which are set forth in Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on October 7, 2011.

(3)	Mr. Rusch’s employment with the Company ended on February 16, 2011. Pursuant to the Company’s annual incentive plan, individuals are required to remain employed through the time that the incentive payment is paid following the conclusion of our fiscal year. As a result, no amount is shown for Mr. Rusch.

Long-Term Incentive Compensation

Long-term incentive compensation provides our executive officers with financial rewards based on the long-term performance of the Company. The Committee believes that this form of compensation promotes long-term retention and stock ownership, and aligns the interests of our executive officers with those of our shareholders. Historically, our long-term incentive compensation has consisted of equity awards, including stock options, restricted stock, and performance shares. Special equity awards are used in limited circumstances for special recognition and retention purposes. Other than the equity awards provided to Mr. Maharaj in connection with his hiring in December 2010, no special grants were made in fiscal 2011.

The Committee selects the type of equity awards to be provided to our executive officers based on its assessment of the incentives provided by each award. The Committee also considers the forms and amounts of outstanding equity awards held by our named executive officers, the financial accounting and tax treatment on our company, and the tax treatment to our named executive officers, in determining the form and amount of equity compensation to award.

Fiscal 2011 Long-Term Incentive Plan.    For fiscal 2011, long-term incentive compensation for our executive officers was provided in the form of stock options and performance shares, with each component constituting one-half of the total target value. The target values of each component of the equity awards provided were as follows:

Name	Stock Options(1)	Performance Shares			Total Target LTI
		Minimum	Target	Maximum
Gary R. Maharaj (2)	$325,000	$65,000	$325,000	$650,000	$650,000
Timothy J. Arens	$50,000	$10,000	$50,000	$100,000	$100,000
Charles W. Olson	$112,500	$22,500	$112,500	$225,000	$225,000
Bryan K. Phillips	$112,500	$22,500	$112,500	$225,000	$225,000
Arthur J. Tipton, Ph.D.	$112,500	$22,500	$112,500	$225,000	$225,000
Philip D. Ankeny (3)	$112,500	$22,500	$112,500	$225,000	$225,000
Eugene Rusch	$100,000	$20,000	$100,000	$200,000	$200,000

(1)	Represents the grant date fair value of stock options awarded to each executive officer.

(2)	The amounts for Mr. Maharaj do not include a restricted stock award of $250,000 that was granted to him upon his hiring with the Company in December 2010.

(3)	The amounts for Mr. Ankeny do not include the value of an additional stock option award and the target value of a performance share award, each valued at $112,500, that were awarded to him on November 30, 2010, in recognition of the increased responsibilities associated with his role as interim Chief Executive Officer.

Stock Options.    Stock options provide value only when the price of our Company’s stock appreciates over the grant price. The number of shares subject to the stock option is determined by dividing the target value of the award by the grant date fair value of estimated using the black-scholes valuation model. All stock option grants have an exercise price that is equal to the closing market price of our common stock on the date of grant, have a term of seven years, and vest in equal increments of 25% per year beginning on the first anniversary of the date of grant.

Performance Shares.    Performance shares were granted under the fiscal 2011 performance share program (the “2011 PSP”). The target number of shares is determined by dividing the target value associated with the performance shares by closing market price of our common stock on the date of grant. The actual number of shares that may vest will be based on the Company’s achievement of certain performance objectives over a three-year performance period.

The performance objectives under the 2011 PSP are specified cumulative non-GAAP revenue and non-GAAP earnings per share over the three-year performance period ending in fiscal year 2013. Typically, the Committee establishes the three-year performance objectives based on the financial projections included in the Company’s long-range plan that is approved by the Board of Directors immediately prior to the start of the performance period. However, in view of the Company’s December 2010 announcement regarding the exploration of strategic alternatives for our Pharmaceuticals business, in November 2011, the Committee approved three-year performance objectives that were based on the Company’s operating plan for fiscal 2011 (which included the Pharmaceuticals business) and the financial projections for fiscal years 2012 and 2013 that were included in the Company’s long-range plan that was approved by our Board of Directors in July 2011 (which excluded the Pharmaceuticals business). The Committee determined this was appropriate in light of the substantial potential changes in the Company’s strategy and operations. The Committee considers these objectives to be difficult to achieve, but attainable. Furthermore, the Committee determined that, if achieved, these performance objectives would have the potential to significantly enhance shareholder value.

The number of shares that will actually vest, if any, under the 2011 PSP can range between 20% (at threshold) and 200% (at maximum) of the target number of shares based on the Company’s actual performance against the performance objectives. None of the performance shares will vest under the 2011 PSP unless at least the threshold level of cumulative non-GAAP earnings per share was achieved. Following the end of the performance period, the achievement percentage associated with each of the performance objectives will be determined by interpolating actual performance within the performance range for each objective. These achievement percentages will then be weighted equally, and summed to arrive at an overall achievement percentage. The actual number of shares that will vest will be determined by multiplying each executive’s target number of shares by the overall achievement percentage for the plan.

Approval of Fiscal Year 2009 – 2011 Performance Share Plan Results.    Following the conclusion of our fiscal year 2011, the Committee reviewed the Company’s performance against the performance objectives established for the performance share program for the three-year performance period that ended in fiscal year 2011. The performance objectives for this plan were specified cumulative non-GAAP revenue and non-GAAP earnings per share over the three-year performance period. The Committee determined that the Company’s achievement of the performance objectives over the three-year performance period did not meet the threshold requirements. As a result, none of the shares associated with those awards vested.

Adjustments for Significant Events

The Company’s performance-based compensation plans require that when special events (such as, significant one-time revenue events, charges for expenses, acquisitions, divestitures, capital gains, or other adjustments) significantly impact operating results, this impact will be reviewed and evaluated by the Committee when determining the level of achievement of the corporate performance objectives. Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. Consistent with these principles, the Committee reviewed and determined to exclude the same adjustments to our fiscal 2011 GAAP results as previously reported by the Company. For a description of these adjustments and a reconciliation to our GAAP results, please see Exhibit 99.1 of our Current Report on Form 8-K that we filed with the SEC on November 3, 2011.

Claw-back Policy

The Company has not yet adopted a formal “claw-back” policy that would require the adjustment or recovery of incentive compensation paid to executive officers if the performance measures upon which such compensation was based are restated or otherwise adjusted. However, the Board has determined that it will adopt a formal clawback policy upon the issuance and consistent with the final rules issued by the SEC.

Change of Control Agreements

Compensation in a change of control situation is designed: (1) to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company. Our change of control provisions support these principles. We believe shareholders will be best served if the interests of our executive officers are aligned with those of our shareholders. Moreover, because our executive officers would suffer economic hardship only if their employment with the Company is terminated by us, or by the executive officer for good reason, following a change of control, we have selected such termination as the trigger for change of control payments.

In connection with his hiring in December 2010, the Company and Mr. Maharaj entered a Severance Agreement dated December 14, 2010, that provides Mr. Maharaj with certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. Pursuant to the Severance Agreement, the Company would have been required to make excise tax gross-up payments to Mr. Maharaj in the event that the severance benefits were payable to him as a result of a change of control occurring on or before the first anniversary of the Agreement, or December 14, 2011. Following such date, the Company is no longer obligated to make excise tax gross-up payments to Mr. Maharaj under the Severance

Agreement. Furthermore, the Company does not have any other agreements that would require it to make excise tax gross-up payments upon a change of control. The Committee has determined that it does not intend to enter into any agreements or arrangements that will require the Company to make excise tax gross-up payments to any person.

Our change of control agreements are discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.”

Other Compensation

We provide our executive officers with the same benefits as our other full-time employees, including medical and insurance benefits and a 401(k) retirement plan.

Committee Consideration of the Company’s 2011 Shareholder Vote on Executive Compensation

When setting compensation for fiscal 2012, and in determining compensation policies, the Committee took into account the results of the shareholder advisory vote on executive compensation that took place in February 2011. In those votes, which were advisory and not binding, our shareholders approved the compensation of our named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting of Shareholders and approved our Board’s recommendation to hold advisory votes on an annual basis.

Despite having received the affirmative vote of a majority of our shareholders entitled to vote on the matter, approximately forty percent of our shareholders voted against the proposal. The Committee carefully considered the results of the vote on fiscal 2010 executive compensation and believes that this outcome was largely attributable to the existence of agreements with employees that contained provisions requiring the Company to make excise tax gross-up payments under certain conditions associated with a change of control of the Company. As discussed above, the Company no longer has any agreements that would require it to make excise tax gross-up payments upon a change of control. Furthermore, the Committee has determined that it does not intend to enter into any agreements or arrangements that will require the Company to make excise tax gross-up payments to any person.

The Committee believes that our fiscal 2011 executive compensation program has been tailored to our company’s business strategies, aligns pay with performance and reflects many of the best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2011 with management. Based on the foregoing reviews and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2012 Annual Meeting of Shareholders to be held on February 6, 2012.

Members of the Organization and

Compensation Committee:

John W. Benson, Chairman

Mary K. Brainerd

Jeffrey C. Smith

Scott R. Ward

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded to, earned by or paid to our named executive officers during the last three fiscal years. You should refer to Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Gary R. Maharaj,	2011	$326,923	$575,000	$325,000	$224,323	$6,749	$1,457,995
President and Chief Executive Officer

Timothy J. Arens,	2011	$157,900	$50,000	$50,000	$65,650	$4,122	$327,672
Vice President, Finance and interim Chief Financial Officer

Charles W. Olson,	2011	$231,800	$112,500	$112,500	$96,362	$4,187	$557,349
Vice President and General Manager, Cardiovascular Business Unit	2010	$217,500	$100,000	$111,343	$0	$2,558	$431,401
	2009	$204,750	$56,250	$0	$0	$1,579	$262,579

Bryan K. Phillips	2011	$218,200	$112,500	$112,500	$90,719	$6,557	$540,476
Senior Vice President, Legal and Human Resources, General Counsel & Secretary
Arthur J. Tipton, Ph.D,	2011	$287,000	$112,500	$112,500	$119,335	$7,098	$638,433
Former Senior Vice President and General Manager, Pharmaceuticals	2010	$280,000	$0	$111,343	$0	$4,150	$395,493
	2009	$273,000	$56,250	$0	$0	$47,684	$376,934

Philip D. Ankeny,	2011	$266,820	$225,000	$225,000	$0	$1,776	$718,596
Former Senior Vice President, and Chief Financial Officer	2010	$285,000	$100,000	$111,343	$0	$4,881	$501,224
	2009	$238,875	$56,250	$0	$0	$3,617	$297,742

Eugene C. Rusch	2011	$95,759	$100,000	$100,000	$0	$256,396	$552,155
Former Vice President of Manufacturing	2010	$130,001	$110,550	$211,750	$0	$26,555	$478,856

(1)	Reflects base salary earned under the annual incentive plan in each applicable period. Mr. Ankeny served as the Company’s Chief Executive Officer on an interim basis from June 1, 2010 until the date of Mr. Maharaj’s hiring on December 27, 2010. In recognition of the additional responsibilities assumed by him, Mr. Ankeny’s base salary was increased by $10,000 per month during the period in which he served as the Company’s interim Chief Executive Officer.

(2)

Reflects the aggregate grant date fair value of options, restricted stock and performance shares in accordance with Accounting Standards Codification Topic 718 (ASC 718), but disregarding estimates of forfeitures related to service-based vesting conditions. Because the grant dates cover the date on which the compensation was granted and not the performance period over which the compensation would be earned, the compensation is reflected in the fiscal year in which the award was approved rather than in the year to which the performance relates. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the Company’s performance against the relevant performance objectives (in the case of performance shares) and the price of our common stock at the end of the performance or restricted period or the expiration of stock options. For a description of the performance criteria applicable to the performance shares, see “Compensation Discussion and Analysis — Elements of Executive Compensation; Long-Term Incentive Compensation.”

(3)	Represents the aggregate grant date fair value of restricted stock and performance shares awarded to each named executive officer under ASC 718. With respect to performance share awards, amounts represent achievement at the “target” level. The table below shows the aggregate grant date fair value of performance share awards based on both target and maximum levels of achievement, respectively.

Name	Fiscal Year	ASC 718 Value of Performance Shares at Target		ASC 718 Value of Performance Shares at Maximum
Gary R. Maharaj	2011		$325,000		$650,000

Timothy J. Arens	2011		$50,000		$100,000

Charles W. Olson	2011 2010 2009	$ $ $	112,500 0 56,250	$ $ $	225,500 0 112,500

Bryan K. Phillips	2011		$112,500		$225,000

Arthur J. Tipton, Ph.D.	2011 2010 2009	$ $ $	112,500 0 56,250	$ $ $	225,000 0 112,500

Philip D. Ankeny	2011 2010 2009	$ $ $	225,000 0 56,250	$ $ $	450,000 0 112,500

Eugene C. Rusch	2011 2010	$ $	100,000 0	$ $	200,000 0

(4)	Represents amounts earned under the annual incentive plan in each applicable period, which is discussed in detail in Compensation Discussion and Analysis above.

(5)	Represents matching contributions made by the Company under our 401(k) Plan. The company match was discontinued effective April 1, 2009, and reinstated effective April 1, 2010. Dr. Tipton’s fiscal 2009 compensation includes $43,481 paid in lieu of vacation under the vacation policy existing at SurModics Pharmaceuticals, Inc. (formerly Brookwood Pharmaceuticals, Inc.) at the time of the Company’s acquisition of it in July 2007. That policy was integrated into the Company’s vacation policy on January 1, 2009. The amount for Mr. Rusch in fiscal 2010 includes $19,439 as reimbursement for temporary living and relocation expenses, a $5,000 payment pursuant to the terms of his offer letter, and, in fiscal 2011, payments of $221,527 as severance benefits in connection with his separation from the Company and $28,655 as reimbursement for temporary living expenses.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during fiscal 2011. You should refer to the sections of Compensation Discussion and Analysis above relating to the annual incentive plan and the long-term incentive program to understand how plan-based awards are determined.

	Grant Date	Committee Approval Date (if different)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary R. Maharaj			$106,250	$212,500	$318,750
	12/27/10	12/14/11				5,598	27,993	55,986				$325,000
	12/27/10	12/14/11								68,565	$11.61	$325,000
	12/27/10	12/14/11							21,533			$250,000

Timothy J. Arens			$23,685	$47,370	$71,055
	11/30/10					1,081	5,405	10,810				$50,000
	11/30/10									13,744	9.25	$50,000

Charles W. Olson			$34,770	$69,540	$104,310
	11/30/10					2,432	12,162	24,324				$112,500
	11/30/10									30,991	9.25	$112,500

Bryan K. Phillips			$32,730	$65,460	$98,190
	11/30/10					2,432	12,162	24,324				$112,500
	11/30/10									30,991	9.25	$112,500

Arthur J. Tipton, Ph.D.			$43,050	$86,100	$129,150
	11/30/10					2,432	12,162	24,324				$112,500
	11/30/10									30,991	9.25	$112,500

Philip D. Ankeny			$40,023	$80,046	$120,069
	11/30/10					4,864	24,324	48,648				$225,000
	11/30/10									61,982	9.25	$225,000

Eugene C. Rusch			$34,500	$69,000	$103,500
	11/30/10					2,162	10,810	21,620				$100,000
	11/30/10									27,548	9.25	$100,000

(1)	Represents the potential cash payments under the Company’s annual incentive plan at threshold, target and maximum performance. Under the terms of our annual cash incentive plan, results at the threshold level of performance would receive no award, however any result above that minimum would result in a proportional level of award. For a further discussion of these awards, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Incentive Compensation.”

(2)	Represents the number of shares of common stock underlying the threshold, target and maximum payout of performance shares granted under the 2011 PSP. For a further discussion of these awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation.”

(3)	Represents restricted stock awards granted to Mr. Maharaj in connection with his appointment as the Company’s President and Chief Executive Officer on December 27, 2010.

(4)	Represents the number of stock options granted to each named executive officer as a component of such officer’s long-term incentive compensation. The exercise price of the stock options is equal to the closing price of our common stock on the date of grant.

(5)	The grant date fair value calculations for performance share and option awards were made in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding on September 30, 2011. The market or payout value of unearned shares, units or other rights that have not vested equals $9.10 per share, which was the closing price of the Company’s common stock as listed on The NASDAQ Global Select Market on September 30, 2011.

						Stock Awards
									Equity Incentive Plan
									Awards: Unearned
									Shares, Units or Other
	Option Awards(1)						Shares or Units of		Rights That Have Not
		Number of Securities					Stock That Have		Vested
	Option	Underlying Unexercised		Option	Option	Award	Not Vested (2)				Market or
	Grant	Options (#)(1)		Exercise	Expiration	Grant	Number	Market	Number		Payout Value
Name	Date	Exercisable	Unexercisable	Price ($)	Date	Date	(#)	Value ($)	(#)		($)

Gary R. Maharaj	12/27/10	0	68,565	$11.61	12/27/17	12/27/10			5,598	(5)	$50,942
						12/27/10	10,767	$97,980

Timothy J. Arens	03/19/07	5,000	0	$37.61	03/19/14	11/30/10			5,405	(5)	49,186
	09/17/07	700	0	$47.41	09/17/14
	09/15/08	1,125	375	$37.51	09/15/15
	09/21/09	2,000	2,000	$24.30	09/21/16
	11/30/10	0	13,774	$9.25	11/30/17

Charles W. Olson	01/31/05	60,000	0	$29.37	01/31/12	09/15/08			599	(3)	$7,140
	05/19/08	6,218	2,073	$44.09	05/19/15	09/21/09			462	(4)	$5,519
	09/15/08	7,608	2,536	$37.51	09/15/15	6/28/10	5,980	$54,418
	02/08/10	9,142	9,142	$24.30	09/21/16	11/30/10			2,432	(5)	$22,131
	11/30/10	0	30,991	$9.25	11/30/17

Bryan K. Phillips	09/19/05	20,000	0	$38.51	09/19/12	09/15/08			533	(3)	$4,850
	09/15/06	1,500	0	$35.26	09/15/13	09/21/09			411	(4)	$3,740
	05/19/08	5,527	1,842	$44.09	05/19/15	6/28/10	5,980	$54,418
	09/15/08	6,763	2,254	$37.51	09/15/15	11/30/10			2,432	(5)	$22,131
	02/08/10	8,126	8,126	$24.30	09/21/16
	11/30/10	0	30,991	$9.25	11/30/17

Arthur J. Tipton, Ph.D.	05/19/08	8,815	2,939	$44.09	05/19/15	09/15/08			599	(3)	$7,140
	02/08/10	9,141	9,142	$24.30	09/21/16	09/21/09			463	(4)	$5,519
	11/30/10	0	30,991	$9.25	11/30/17	11/30/10			2,432	(5)	$22,131

Philip D. Ankeny	01/31/05	60,000	0	$29.37	01/31/12
	05/19/08	6,217	2,073	$44.09	05/19/15
	09/15/08	7,608	2,536	$37.51	09/15/15
	02/08/10	9,142	13,713	$24.30	09/21/16

Eugene C. Rusch

(1)	Stock option awards granted prior to May 1, 2008 generally become exercisable in five equal increments beginning on the first anniversary of the date of grant, and stock option awards granted subsequent to May 1, 2008 generally become exercisable in four equal increments beginning on the first anniversary of the date of grant.

(2)	Mr. Maharaj received a restricted stock grant in connection with his appointment as the Company’s President and Chief Executive Officer on December 27, 2010, of which 10,766 shares vested on the date of grant, and the remaining 10,767 will vest on December 27, 2011. Messrs. Olson and Phillips each received a restricted stock grant on June 28, 2010, of which all 5,980 shares will vest on June 28, 2012.

(3)	Represents performance shares granted for the three-year performance period ended September 30, 2011. The performance objectives for this plan were specified levels of cumulative non-GAAP revenue and non-GAAP earnings per share over the three-year performance period. Because the threshold level established for both objectives for this period were not met, none of these performance shares vested. Nevertheless, since the performance awards were outstanding as of September 30, 2011, pursuant to SEC rules, the value of these performance shares is disclosed at the threshold level.

(4)	Represents performance shares granted for the three-year performance period ended September 30, 2012. The performance objectives for this plan are specified levels of cumulative non-GAAP revenue and non-GAAP earnings per share over the three-year performance period. Because cumulative performance for the three-year performance period applicable to these performance shares are expected to be below the threshold level established for both objectives, the number of shares and payout value are reported at the threshold level.

(5)	Represents performance shares granted for the three-year performance period ended September 30, 2013. The performance objectives for this plan are specified levels of cumulative non-GAAP revenue and non-GAAP earnings per share over the three-year performance period. Because cumulative performance for the three-year performance period applicable to these performance shares has not yet surpassed the threshold level established for payout, the number of shares and payout value are reported at the threshold level.

(6)	In accordance with the Company’s standard agreements relating to equity awards, all unvested equity awards are forfeited upon termination of employment. Any vested but unexercised portion of any stock option award remains exercisable for a period of ninety days following the date of termination of employment. Mr. Rusch’s employment with the Company ended on February 16, 2011. None of the equity awards made to him were outstanding as of September 30, 2011. Mr. Ankeny’s employment with the Company ended on August 31, 2011, and all of the unvested equity awards made to him were forfeited on such date. Portions of certain of his stock option awards were vested as of the date of termination of his employment and remained exercisable (as discussed above) as of September 30, 2011. Dr. Tipton’s employment with the Company ended on November 30, 2011 following the Pharma Sale. Because the Pharma Sale closed after September 30, 2011, the above table includes all of Dr. Tipton’s equity awards that were outstanding as of such date. Following the end of his employment with the Company, all of Dr. Tipton’s unvested equity awards were forfeited. However, portions of certain of his stock option awards that were vested as of the date of termination of his employment remain exercisable (as discussed above).

2011 OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the named executive officers during fiscal 2011 and restricted stock awards that vested during fiscal 2011. The value realized for such options and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary R. Maharaj	—	—	10,766	$125,000
Timothy J. Arens	—	—	—	—
Charles W. Olson	—	—	—	—
Bryan K. Phillips	—	—	—	—
Arthur J. Tipton, Ph.D.	—	—	—	—
Philip D. Ankeny	—	—	5,980	$63,747
Eugene C. Rusch	—	—	—	—

Potential Payouts Upon Termination or Change of Control

In connection with his hiring in December 2010, the Company entered into a Severance Agreement with Gary R. Maharaj, our President and Chief Executive Officer. Pursuant to the Severance Agreement, Mr. Maharaj will be eligible for certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. In particular, in the event his employment is terminated without cause, Mr. Maharaj will receive (1) a severance payment equal to twelve months of his then-current annual base salary, and (2) continuation coverage of life, health or dental benefits for up to 18 months. Further, in the event that Mr. Maharaj’s employment is terminated by the Company without cause and he is unable to secure subsequent employment primarily because of his obligations under the Non-Competition, Invention, Non-Disclosure Agreement, the Company will extend his base salary severance payments so long as he is able to demonstrate that he is diligently seeking alternate employment. Additionally, any remaining forfeiture provisions on the initial restricted stock award provided to him in connection with his hiring will immediately lapse.

Additionally, pursuant to the Severance Agreement, Mr. Maharaj will be provided with severance benefits in the event his employment with the Company is terminated following a change in control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Maharaj’s employment with the Company is terminated either by the Company without cause, or by him for good reason, then Mr. Maharaj will receive: (1) a severance payment equal to two and one-half times the average cash compensation paid to him during the three most recent taxable years, and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of Mr. Maharaj’s outstanding options or stock appreciation rights will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and the target number of shares subject to his outstanding performance awards will immediately vest and become payable. The provision in the Severance Agreement requiring the Company to make an excise tax gross-up payment to Mr. Maharaj expired on December 14, 2011.

On December 14, 2010, in connection with the Company’s process to explore strategic alternatives for our Pharmaceuticals business, the Committee approved a retention program designed to promote the retention of employees of that business (the “Pharma Retention Program”). Under that program, Mr. Rusch was paid $100,000, which amount was included in the severance benefits provided to him in connection with his separation from the Company, and Dr. Tipton will receive a payment of $150,000 as a result of the Pharma Sale.

On February 16, 2011, Mr. Rusch’s employment with the Company ended. Pursuant to the terms of a Separation and Release Agreement dated February 16, 2011, the Company agreed to provide Mr. Rusch with (in each case, less applicable withholdings) (a) a separation payment equal to six months base salary; (b) a payment of $100,000 required under the Pharma Retention Program; (c) a payment equal in amount to the cost of COBRA coverage for six months; and (d) continued reimbursement of certain other expenses related to Mr. Rusch’s temporary living arrangements provided pursuant to the terms of his offer letter. A copy of Mr. Rusch’s Severance and Release Agreement was attached as Exhibit 10.3 of the Company’s Form 10-Q for the period ended March 31, 2011, that was filed with the SEC on May 10, 2011.

On August 31, 2011, Mr. Ankeny’s employment with the company ended. Pursuant to the terms of a Separation and Release Agreement dated October 3, 2011, the Company agreed to provide Mr. Ankeny (in each case, less applicable withholdings) with (a) a separation payment of $252,350 which is equal to twelve months base salary; (b) a payment of $132,750 representing a prorated amount of his incentive award under the Company’s fiscal 2011 annual incentive plan; and (c) a payment of $84,375 representing a portion of the value of certain unvested stock awards that were forfeited as a result of the end of his employment with the Company. In addition, Mr. Ankeny received a payment to cover the costs of COBRA continuation coverage for a twelve month period and executive-level outplacement assistance services. A copy of Mr. Ankeny’s Severance and Release Agreement was attached as Exhibit 10.1 of the Company’s Current Report on Form 8-K that was filed with the SEC on October 7, 2011.

In addition, in June 2010, the Company issued restricted stock awards to certain executive officers, including Messrs. Olson and Phillips. Each award has a two-year cliff vesting, except that in the event that the recipient is terminated other than for Cause (as defined in the award), or the recipient terminates his employment for Good Reason (as defined in the award), the entire award will immediately vest.

Other than with respect to the arrangements with Mr. Maharaj described above, and as contained in the table below, no executive officer has any contractual right to severance or other termination benefits. The table below reflects estimated benefits for Mr. Maharaj under the Severance Agreement, and for Messrs. Olson and Phillips under the terms of their restricted stock agreements described above, in each case assuming that the triggering event occurred on September 30, 2011.

Name	Severance Amounts(1)	Accelerated Vesting			Other Benefits(5)	Estimated Tax Gross-Up	Total
		Performance Shares(2)	Stock Options(3)	Stock Awards(4)
Gary R. Maharaj	$1,370,054	$254,736	$0	$97,980	$20,073	$0	$1,742,843
Charles W. Olson	n/a	n/a	n/a	$54,418	n/a	n/a	$54,418
Bryan K. Phillips	n/a	n/a	n/a	$54,418	n/a	n/a	$54,418
Arthur J. Tipton, Ph.D.(6)	$150,000	n/a	n/a	n/a	n/a	n/a	$150,000

(1)	Represents estimated severance benefits that would be paid following an eligible termination occurring after a change of control. This amount is equal to two and one-half times the average cash compensation paid to Mr. Maharaj during the period of his employment with the Company. The average cash compensation means the executive’s annual base salary and cash incentive payments.

(2)	Represents the value of outstanding and unearned performance share awards, excluding those awards not subject to the achievement of corporate or business objectives.

(3)	Represents the market gain (intrinsic value) of unvested options as of September 30, 2011 at the closing price on that date of $9.10.

(4)	Represents the value of unvested restricted stock awards as of September 30, 2011 at the closing price on that date of $9.10. With respect to Messrs. Olson and Phillips, this amount reflects the vesting of the restricted stock awards granted in June 2010 which pursuant to their terms vest in the event of a termination by the Company other than for Cause, or in the event of a termination by the executive for Good Reason, in each case as defined in the restricted stock agreement.

(5)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans for up to eighteen months.

(6)	Represents estimated payments that would be paid following an eligible termination in connection with the Pharma Retention Program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, for the fiscal year ended September 30, 2011, all Section 16(a) filing requirements applicable to Insiders were complied with, except that a Form 4 filed by Dr. Dantzker reporting the acquisition of 500 shares of the Company’s stock was not filed on a timely basis.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of five of the Company’s outside directors listed below. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of The NASDAQ Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The NASDAQ Stock Market. Additionally, the Board of Directors has determined that Mr. Gerald B. Fischer and Susan E. Knight qualify as an “audit committee financial expert” under federal securities laws.

In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3) received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the SEC.

Members of the Audit Committee:

Gerald B. Fischer, Chairman

José H. Bedoya

Mary K. Brainerd

David R. Dantzker, M.D.

Susan E. Knight

Audit Fees.    The aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal years ended September 30, 2011 and September 30, 2010 were $300,000, and $350,000, respectively.

Audit-Related Fees.    The aggregate fees billed by Deloitte & Touche LLP for audit-related services rendered to the Company during fiscal 2011 and 2010 were $36,800 and $132,212, respectively. The audit-related fees in fiscal 2011 were related to review of the Company’s responses to certain comment letters received from the SEC. The audit-related fees in fiscal 2010 were related to analysis of the Company’s license and development agreement with F. Hoffmann-La Roche, Ltd. and Genentech, Inc., a wholly owned member of the Roche Group as well as consultations with the SEC regarding the accounting treatment.

Tax Fees.    The aggregate fees billed by Deloitte & Touche LLP for tax-related services (tax compliance, tax planning, and tax advice) in fiscal 2011 and 2010 were $0 in each year.

All Other Fees.    The aggregate fees billed by Deloitte & Touche Products Company LLC, an affiliate of Deloitte & Touche LLP, were $2,200 for training materials in each of fiscal 2011 and 2010.

The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal #3)

The Audit Committee of the Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2012, subject to ratification of this appointment by the shareholders of the Company. Deloitte & Touche LLP has acted as the Company’s independent registered public accounting firm since fiscal 2002, and it is expected that at an Audit Committee meeting to be held prior to the Annual Meeting, such firm will be formally selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the current fiscal year ending September 30, 2012. In the event that shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reevaluate their selection as the Company’s independent registered public accounting firm for fiscal 2012.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2012.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal #4)

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse for the compensation of our named executive officers as described in this proxy statement by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation and Other Information’ of this proxy statement.”

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Other Information” of this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2013 annual meeting of shareholders must be received by the Company by August 30, 2012, to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2013 annual meeting. Any other shareholder proposal intended to be presented at the 2013 annual meeting, but not included in the Company’s Proxy Statement and Proxy must be received by the Company on or before November 8, 2012.

ANNUAL REPORT

The notice regarding the availability of proxy materials will contain instructions as to how you can access our Annual Report to Shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2011, over the internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K.

EXHIBITS TO FORM 10-K

The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Mr. Timothy J. Arens, Vice President of Finance, and interim Chief Financial Officer, at the Company’s principal address.

OTHER BUSINESS

Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

Your vote is very important no matter how many shares you own. You are urged to read this proxy statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by following the instructions for voting provided in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Robert C. Buhrmaster

Chairman of the Board

Dated: December 28, 2011

Eden Prairie, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NPS/10K, Shareholder Letter is/are available at www.proxyvote.com . SURMODICS, INC. Annual Meeting of Shareholders February 6, 2012 4:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Gary R. Maharj and Timothy J. Arens, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SURMODICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, CST on February 6, 2012, at SurModics’ corporate offices at 9924 West 74th Street in Eden Prairie, Minnesota, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. . 11699 . 0 . 0 R1 _ 2 0000119252 Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SURMODICS, INC. Electronic Delivery of Future PROXY MATERIALS 9924 WEST 74TH STREET If you would like to reduce the costs incurred by our company in mailing proxy EDEN PRAIRIE, MN 55344-3523 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 José H. Bedoya 02 David R. Dantzker, M.D. 03 Gary R. Maharaj 04 Scott R. Ward The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Set the number of directors at ten (10); 0 0 0 3 Ratify the appointment of Deloitte & Touche LLP as SurModics’ independent registered public accounting firm for fiscal year 0 0 0 2012; and 4 To approve, in a non-binding advisory vote, the Company’s executive compensation. 0 0 0 NOTE: To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting. 11699 . 0 . 0 . R1 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000119252 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date